Exhibit 3.02

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                LOEWS CORPORATION





It is hereby certified that:

        1. The name of the Corporation (hereinafter called the "Corporation") is Loews Corporation.

        2. The certificate of incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and by substituting in lieu of said sentence the following new sentence:

              "FOURTH: The total number of shares of all classes of
            stock which the Corporation shall have authority to issue is 500,000,000 shares, consisting of 400,000,000 shares of Common Stock of the par value of $1.00 per share and 100,000,000 shares of Preferred Stock of the par value of $.10 per share."

        3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Signed and attested to on May 16, 1996.





ATTEST:



/s/ Gary W. Garson                            /s/ Barry Hirsch
---------------------                         ----------------------
Gary W. Garson                                Barry Hirsch
Assistant Secretary                           Senior Vice President
                                              Loews Corporation